Exhibit 10.3.1
AMENDED EMPLOYMENT AGREEMENT
     This Employment Agreement, dated this 8th day of January, 2006, is between Dac Technologies Group International, Inc., a Florida corporation (the “Company”), and David A. Collins and DAC Investment & Consulting, Inc.(collectively the “Employee”).
W I T N E S S E T H:
     WHEREAS, the Company desires to employ Employee and to ensure the continued availability to the Company of the Employee’s services, and the Employee is willing to accept such employment and render such services, all upon and subject to the terms and conditions contained in this Agreement;
     WHEREAS, the Employee is currently employed by the Company under the terms of an Employment Agreement dated December 1, 2000;
     WHEREAS, the Employee is vital to the continued success of the Company and the Company desires to insure the continued employment of Employee the term of the existing Employment Agreement;
     NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Employee agree as follows:
1.     Term of Employment.
(a)     Term. The Company hereby employs the Employee, and the Employee hereby accepts employment with the Company, for a five (5) year period commencing on the date of this Agreement (the “Stated Term”). Thereafter unless Employee has been terminated in accordance with Paragraph 5 below, the Agreement shall be renewable for three (3) additional five year periods, under the same terms and conditions contained herein, at the option of Employee. Exercise of said option shall be in writing no less than 90 days prior to the expiration of the original five year period or subsequent five year option periods.
(b)     Continuing Effect. Notwithstanding any termination of this Agreement at the end of the Stated Term or any option period, the provisions of Sections 7 and 8 shall remain in full force and effect.
2.     Duties.
(a)     General Duties. The Employee shall serve as Chairman and Chief Executive Officer of the Company, with duties and responsibilities that are customary for such Employee under Florida law or other laws.

(b)     Sales duties. Employee shall also actively engage in sales activities on behalf of the Company, including, but not limited to, the direct solicitation of potential customers, retaining and motivating independent sales representatives, development of new products, and any other duties as may normally be expected of a sales manager.
(c)     Devotion of Time. The Employee will devote such time, attention and energies during normal business hours (exclusive of periods of sickness and disability and of such normal holiday and vacation periods as have been established by the Company) to the affairs of the Company which he believes to be reasonably necessary to effectuate the Company’s goals.
(d)     Location. The Employee will perform his services at the Company offices located in the Miami, Florida area, or at such other location of the Employee’s choice, so long as there are no additional costs to the Company.
3.     Compensation and Expenses.
(a)      Salary. For services of the Employee to be rendered under this Agreement, the Company will pay the Employee an annual base salary of $120,000 per annum during the first year of this Agreement. For each subsequent year, Employee shall receive a 10% increase in base salary, assuming that the Company is profitable. The previous agreement also provided for 10% annual increases, which Employee did not receive. Employee agrees to forego those prior increases. The Company will pay the Employee his annual salary in equal installments no less frequently than semi-monthly. Bonuses or other benefits may also be awarded at the Company’s discretion.
(b)      Commissions. Employee shall be paid a commission on all sales generated by the accounts/customers of Employee (i.e. Wal Mart, Kmart, Walgreens, etc.) during the term of this Agreement. Commission rates shall be 3% for OEM gun manufacturers and 5% for all other customers. Commissions shall be paid to Employee no less frequently that monthly.
(c)     Expenses. The Company will pay for all travel, entertainment and miscellaneous expenses incurred in connection with the performance of Employee’s duties under this Agreement.
(d)      Payee. Employee shall have the discretion to designate the recipient of the compensation called for in this Agreement. Such designation shall be in writing, and may be changed from time to time by the Employee.
4.     Benefits.
(a)     Vacation. Employee shall be entitled to three weeks paid vacation in each calendar year during the term of this Agreement.

(b)     Medical. Employee shall receive at no cost to Employee, medical and dental insurance for Employee and any eligible dependents under any such plans that the Company has in effect.
(c)      Stock Options. The Company has established an Employee Non-Qualified Stock Option Plan (“Stock Option Plan”). Employee shall be granted options to purchase a minimum of 35,000 shares of the Company’s stock during each year of this Agreement, under such terms and conditions as established by the Company’s Stock Option Plan. The Company may, at its discretion, award additional options to Employee in excess of 35,000 per year. Employee may, at his discretion, elect to defer the granting of a portion or all of the options for any year to future periods, without loss of the cumulative effect of such deferral.
(d)     Allowances. The Company shall provide an office/automobile allowance to Employee, at an amount not to exceed $7,500 per month. The Company shall also be responsible for all costs associated with operating said office, including but not limited to telephones, utilities, maintenance, supplies, office equipment and any other costs or services associated with maintaining an office adequate for the performance of the Employee’s duties under this Agreement.
5.     Termination.
(a)     Termination Without Cause - By The Company. The Company may not terminate this Agreement without cause.
(b)     Termination Without Cause - by the Employee. The Employee may terminate this Agreement at any time upon 30 days advance written notice to the Company. Employee agrees to perform all duties up to the date of termination. In the event that a competent replacement can not be found by the Company during the 30 day notice period, Employee agrees to extend the notice period and continue to perform his duties until such replacement can be obtained, but in no circumstance will Employee be required to extend the notice period more than an additional 60 days. Should Employee elect to terminate this Agreement under the terms of this paragraph, the Company will discontinue payment of benefits as provided in Section 4, except that, any stock options already granted will remain in force under the terms and conditions for which they were originally granted.
(c)      Termination for Cause. The Company may terminate the Employee’s employment pursuant to the terms of this Agreement at any time for cause by giving written notice of termination, detailing the exact conditions it believes exist that allow for such termination. Such termination will become effective upon the giving of such notice. Upon any such termination for cause, the Employee shall cease to receive compensation, bonus or reimbursement under Section 3 and Section 4. For purposes of this Section 5(c), “cause” shall mean: (i) the Employee is convicted of a felony during the term of this Agreement; (ii) the Employee materially breaches any provision of Section 7 or Section 8.

(d)     Death or Disability. This Agreement and the obligations of the Company hereunder will terminate upon the death of the Employee. Upon any such termination upon death, the Company will pay the Employee or his legal representative, as the case may be, his annual salary at such time pursuant to Section 3(a) through the date of such termination of employment. The Employee, his legal representative, or estate, shall continue to receive, for a period of two years, any commissions generated by Employee’s customers pursuant to Section 3(b). Said commissions shall be paid only upon customers and business existing at the time of death or disability and shall not be paid on any new business generated with said customers. Any stock options granted to Employee shall remain in effect under the terms and conditions as provided by the Stock Option Plan.
6.     Termination Following Change in Control.
     Except as provided in Section 5 herein, the Company will provide, or cause to be provided, to Employee the rights and benefits described in Sections 3 and 4 here in the event that Employee’s employment is “terminated” at any time without cause, within five years following a “Change in Control”, or in the event the Company desires to “buyout” the unexpired term of this Agreement. Under such occurrences, Employee will receive a lump sum payment equal to one five-year contract period. This amount is to be computed as five times the annual salary being paid at that time and five times the prior year’s commissions earned by Employee.
7.     Noncompetition Agreement.
     During (i) the period in which the Employee is being paid by the Company pursuant to Section 3 or 5, and (ii) for a period of six (6) months commencing on the date of termination of the period referred to in clause (i), the Employee, directly or indirectly, in association with , or as a stockholder, director, officer, consultant, employee, partner, joint venturer, member or otherwise of or through any person, firm, corporation, partnership, association or other entity, will not provide his services similar to those provided for in Section 2(a) to any competitor of the Company, or engage in any business activity in direct competition with the Company (“Prohibited Business”). The foregoing shall not prohibit Employee from owning 5% of the securities of any publicly traded enterprise or prohibit Employee from providing his services to any entity not engaged in Prohibited Business.
8.     Nondisclosure of Confidential Proprietary and/or Trade Secret Information.
Employee acknowledges that during his employment he will learn and will have access to confidential, proprietary and/or trade secret information regarding the Company and its affiliates, including without limitation (i) confidential or secret plans, programs, documents, agreements, services or activities of the Company and (ii) trade secrets, market reports, customer investigations and other similar information that is proprietary information of the Company (collectively referred to as “confidential information”).

Employee acknowledges that such confidential information as is acquired and used by the Company is a special, valuable and unique asset. All records, files, materials and confidential information obtained by the Employee in the course of his employment with the Company are confidential and proprietary and shall remain the exclusive property of the Company. The Employee will not, except in connection with and as required by his performance of his duties under this Agreement, for any reason use for his own benefit or the benefit of any person or entity with which he may be associated or disclose any such confidential information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior written consent of the Company, unless such confidential information previously shall have become public knowledge through no action by or omission of the Employee. For a period of ten years following termination, Employee shall not disclose any confidential, proprietary, or trade secret information without the prior written consent of the Company.
Sections 7 and 8 of this Agreement are not enforceable by the Company except in the event that this Agreement is terminated pursuant to Section 5(c) herein.
9.     Assignability. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. The Employee’s rights and obligations hereunder may not be assigned or alienated and any attempt to do so by the Employee will be void.
10.     Separability.
(a)     The Employee expressly agrees that the character, duration and geographical scope of the provisions set forth in this Agreement are reasonable in light of the circumstances as they exist on the date hereof. Should a decision, however, be made at a later date by a panel of arbitrators or court of competent jurisdiction that the character, duration or geographical scope of such provisions is unreasonable, then it is the intention and the agreement of the Employee and the Company that this Agreement shall be construed by the court or arbitration panel in such manner as to impose only those restrictions on the Employee’s conduct that are reasonable in the light of the circumstances and as are necessary to assure to the Company the benefits of this Agreement.
If, any court or arbitration shall refuse to enforce all of the separate covenants deemed included herein because taken together they are more extensive than necessary to assure to the Company the intended benefits of this Agreement, it is expressly understood and agreed by the parties hereto that the provisions of this Agreement that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.
(b)     If any provision of this Agreement is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other. The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provision were not included.

11.     Notice. Notices given pursuant to the provisions of this Agreement shall be sent certified mail, postage prepaid, or by overnight courier, or by facsimile or otherwise to the following addresses:

(a) To the Employee:	David A. Collins
4411 N. Bay Road
Miami Beach, FL 33140

(b) To the Company:	Dac Technologies Group International, Inc.
1601 Westpark Drive, #2
Little Rock, AR 72204

(c) With a Copy to:	Allan M. Lerner, Esq.
2888 East Oakland Park Blvd
Ft. Lauderdale, FL 33306
Any party may from time to time designate any other address to which any such notice to it or he shall be sent. Any such notice shall be deemed to have been delivered upon receipt as hereinbefore provided.
11.     Miscellaneous.
(a)     Governing Law. This Agreement shall be governed by and construed in accordance with the internal, substantive laws of the State of Florida without giving effect to the conflict of laws rules thereof.
(c)     Waiver; Amendment. The waiver by any party to this Agreement or breach of any provision hereof by any other party shall not be construed as a waiver of any subsequent breach by any party. No provision of this Agreement may be terminated, amended, supplemented, waived or modified other than by an instrument in writing signed by the party against whom enforcement of the termination, amendment, supplement, waiver or modification is sought.
(d)     Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one and the same instrument.
(e)     Attorney Fees. In event of suit brought by either party to enforce the terms of this Agreement, attorney’s fees and costs (through appeal) shall be awarded to the prevailing party.
IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the date and year first above written.

DAC TECHNOLOGIES GROUP INTERNATIONAL, INC.

/s/ Bob Goodwin
Bob Goodwin, Director
/s/ David A. Collins
By: David A. Collins